EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER RESULTS

~ Net Sales Increased 18.4% to $189.7 Million from $160.2 Million Last Year ~

~ Operating Income of $34.1 Million vs. Adjusted Operating Income of $28.0 Million Last Year ~

~ Increases Full Year Pre-tax Operating Income Guidance ~

~ Board Declares a Regular Quarterly Dividend ~

Paramus, NJ – November 26, 2013 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter results for the period ended October 31, 2013.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “The strength of our brands, the success of our growth strategies and the discipline with which our team operates led to another strong quarter for Movado Group.  We recorded an 18% increase in sales and a 22% increase in adjusted operating income as we remained focused on leveraging our infrastructure as we grow.  Sales continue to be driven by our Movado and licensed brands, which include a positive customer response to our repositioned Coach watch brand and introduction of our Scuderia Ferrari watch brand.  We believe we are well positioned for the holiday season, supported by powerful innovation and high impact advertising campaigns, which is reflected in our annual guidance.”

The Company recorded no unusual items in the third quarter of fiscal 2014. In the prior year third quarter, the Company recorded a net tax benefit of $9.9 million, which included the release of a $19.4 million, or $0.75 per diluted share, domestic valuation allowance.  Offsetting this unusual item, in part, was a $3.0 million, or $0.08 per diluted share, pre-tax contribution to the Movado Group Foundation, which was reflected in operating expenses for the quarter.

Third Quarter Fiscal 2014
●	Net sales increased 18.4% to $189.7 million compared to $160.2 million in the third quarter of fiscal 2013 led by growth in the accessible luxury and licensed brand categories.
●	Gross profit was $101.3 million, or 53.4% of sales, compared to $90.4 million, or 56.4% of sales, in the third quarter last year. The decrease in gross margin percentage was primarily the result of a shift in channel and product mix and the unfavorable impact of fluctuations in foreign currency exchange rates partially offset by the leverage gained on certain fixed costs.

●
Operating expenses increased $1.8 million, or 2.7%, to $67.2 million compared to $65.4 million in the third quarter last year. Adjusted operating expenses for third quarter fiscal 2013, which exclude the $3.0 million charitable contribution to the Movado Group Foundation, were $62.4 million. The increase in operating expenses was primarily the result of higher marketing expense and other operating expenses, partially offset by lower compensation expense primarily related to the accrual for performance-based compensation.

●
Operating income increased to $34.1 million compared to operating income of $25.0 million in the same period last year. For third quarter fiscal 2013, adjusted operating income was $28.0 million, excluding the aforementioned charitable contribution. (See attached table for GAAP and Non-GAAP measures.)

●
The Company recorded a tax provision of $10.6 million in the third quarter of fiscal 2014 as compared to a tax benefit of $9.9 million in the prior year.  Last year’s tax benefit of $9.9 million was impacted by the release of a $19.4 million domestic valuation allowance as well as the aforementioned charitable contribution.  The effective tax rate in third quarter of fiscal 2014 was 31.1% compared to an adjusted effective tax rate of 37.1% in the third quarter of fiscal 2013. (See attached table for GAAP and Non-GAAP measures.)

●
Net income was $23.0 million, or $0.89 per diluted share, compared to net income of $34.5 million, or $1.34 per diluted share, in the third quarter of fiscal 2013. Adjusted net income in the third quarter fiscal 2013 was $17.2 million, or $0.67 per diluted share, excluding the tax benefit and charitable contribution. (See attached table for GAAP and Non-GAAP measures.)

●
EBITDA increased to $37.0 million compared to EBITDA of $27.3 million in the third quarter of fiscal 2013. Adjusted EBITDA was $30.3 million in the third quarter of fiscal 2013. (See attached table for GAAP and Non-GAAP measures.)

Nine Month Results Fiscal 2014
●	Net sales increased 14.7% to $438.0 million compared to $381.9 million in the same period of fiscal 2013 led by growth in every brand category.
●
Gross profit was $236.0 million, or 53.9% of sales, compared to $215.2 million, or 56.4% of sales in the same period last year.  The decrease in gross margin percentage was primarily the result of a shift in channel and product mix, partially offset by the leverage gained on certain fixed costs.

●
Operating expenses increased $3.9 million, or 2.3%, to $174.9 million versus $171.0 million in the same period last year.  Adjusted operating expenses for the nine month period of fiscal 2013 were $168.0 million. The $6.9 million increase in adjusted operating expenses was primarily the result of higher marketing expenses and other operating expenses, partially offset by lower compensation expense primarily related to the accrual for performance-based compensation.

●	Operating income increased to $61.1 million compared to operating income of $44.2 million in the same period last year. Adjusted operating income for the nine month period of fiscal 2013 was $47.2 million. (See attached table GAAP and Non-GAAP measures.)
●
The Company recorded a tax provision of $18.2 million for the nine month period of fiscal 2014 as compared to a tax benefit of $5.7 million for the nine month period of fiscal 2013.  Last year’s tax benefit was impacted by the release of a $19.4 million domestic valuation allowance as well as the aforementioned charitable contribution.  The effective tax rate in the fiscal 2014 period was 29.1% compared to an adjusted effective tax rate of 30.9% in the fiscal 2013 period. (See attached table for GAAP and Non-GAAP measures.)

●
Net income was $43.7 million, or $1.69 per diluted share, compared to net income for the nine month period of fiscal 2013 of $49.2 million, or $1.92 per diluted share.  Adjusted net income in the nine month period for 2013 was $31.9 million, or $1.25 per diluted share. (See attached table for GAAP and Non-GAAP measures.)

●
EBITDA was $69.8 million compared to EBITDA of $52.3 million in the same period of fiscal 2013. Adjusted EBITDA for the nine month period fiscal 2013 was $55.3 million. (See attached table for GAAP and Non-GAAP measures.)

Rick Coté, President and Chief Operating Officer, stated, “Our third quarter results represent another quarter of strong sales growth which, combined with the leveraging of our operating expenses, resulted in 50 basis points in operating margin expansion. As a result, we are positioned to exceed our previously issued operating income guidance and are reiterating our fiscal 2014 net income expectations despite an increased tax rate for the year. Our balance sheet remains strong with over $160 million in cash and no debt at quarter end. Our consistent cash flow generation enables us to continue to invest in our future growth as we remain focused on our long-term business strategies, which we believe will allow us to deliver sustainable profitable growth.”

Subsequent Event
Subsequent to the end of third quarter fiscal 2014, the Company recorded a $2.5 million net pre-tax refund from U.S. Customs and Border Protection to recover payments made in calendar years 2008 through 2011 for watches subsequently exported from the United States. The refund is non-recurring and the Company anticipates making a donation to the Movado Group Foundation in the fourth quarter with the proceeds of the refund and a portion of other non-recurring items. These non-recurring items are excluded from fiscal 2014 guidance provided by the Company.

Fiscal 2014 Guidance
The Company is increasing its operating income guidance for fiscal 2014, which is on a comparable basis to non-GAAP fiscal 2013 results adjusted for unusual items. The table below compares the Company's projected results for the fiscal year ended January 31, 2014 to previous guidance and actual results for the fiscal year ended January 31, 2013.

	Updated Fiscal 2014 Guidance	Prior Guidance	Fiscal 2013 Actual Results
Net Sales	$580 million	$575 - $580 million	$510.4 million
Operating Income	$72 million	$70 million	$57.2 million
EBITDA	$84 million	$81.5 million	$67.9 million
Effective Tax Rate	30%	28%	24.6%
Net Income	$49 million	$49 million	$42.1 million
Diluted EPS	$1.90	$1.90	$1.64

The increase in the anticipated effective tax rate is due to a shift in anticipated global pretax results.  The Company's guidance also assumes no unusual charges for fiscal 2014 and excludes non-recurring items.

Quarterly Dividend
On November 26, 2013, the Board of Directors approved a regular quarterly cash dividend of $0.08 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will be paid on December 20, 2013 to all shareholders of record as of the close of business on December 6, 2013.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, November 26th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 802-2275.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on November 26, 2013 until 11:59 p.m. ET on December 3, 2013 and can be accessed by dialing (877) 870-5176 and entering replay pin number 1970889.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted operating income, which is operating income under GAAP, adjusted to eliminate a donation to the Company’s charitable foundation.  The Company is also presenting EBITDA and adjusted EBITDA. EBITDA is calculated as the sum of the Company’s operating income under GAAP plus the amount of the Company’s depreciation and amortization.  Adjusted EBITDA is EBITDA further adjusted to eliminate the charitable donation.  The Company believes that EBITDA is useful as a performance measure since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures and believes that

Adjusted EBITDA is also useful as a performance measure since it gives investors information about the EBITDA of the Company without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, which is net income under GAAP adjusted to eliminate a charitable donation and the reversal of a domestic valuation allowance.  The Company believes that adjusted net income is a useful measure of performance for the same reason that it believes Adjusted EBITDA is useful. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2013	2012	2013	2012

Net sales	$189,685	$160,202	$437,996	$381,884

Cost of sales	88,415	69,783	201,989	166,682

Gross profit	101,270	90,419	236,007	215,202

Selling, general and administrative	67,186	65,429	174,878	170,975

Operating income	34,084	24,990	61,129	44,227

Other income	-	-	1,526	-
Interest expense	(114)	(69)	(294)	(287)
Interest income	14	66	53	84

Income before income taxes	33,984	24,987	62,414	44,024

Provision for / (benefit from) income taxes	10,570	(9,866)	18,166	(5,744)

Net income	23,414	34,853	44,248	49,768

Less: Net income attributed to noncontrolling interests	395	380	564	604

Net income attributed to Movado Group, Inc.	$23,019	$34,473	$43,684	$49,164

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.89	$1.34	$1.69	$1.92
Weighted diluted average shares outstanding	25,842	25,710	25,855	25,598

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,

	2013	2012	2013	2012

Operating income (GAAP)	$34,084	$24,990	$61,129	$44,227
Charitable contribution (1)	-	3,000	-	3,000
Adjusted operating income (non-GAAP)	34,084	27,990	61,129	47,227

Depreciation and amortization	2,924	2,344	8,693	8,036
Adjusted EBITDA (non-GAAP)	$37,008	$30,334	$69,822	$55,263

	Three Months Ended October 31,		Nine Months Ended October 31,

	2013	2012	2013	2012

Net income attributed to Movado Group, Inc. (GAAP)	$23,019	$34,473	$43,684	$49,164
Charitable contribution (1)	-	2,151	-	2,151
Valuation allowance (2)	-	(19,409)	-	(19,409)
Adjusted net income attributed to Movado Group, Inc. (non-GAAP)	$23,019	$17,215	$43,684	$31,906

Adjusted effective tax rate (non-GAAP)	31.1%	37.1%	29.1%	30.9%

Adjusted net income attributed to Movado Group, Inc. per share (non-GAAP)	$0.89	$0.67	$1.69	$1.25
Weighted diluted average shares outstanding	25,842	25,710	25,855	25,598

(1)	Reflects a contribution to the Movado Group Foundation.
(2)	Actual taxes in prior period primarily reflect the reversal of the valuation allowance on certain of the Company's U.S. net deferred tax assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31,	January 31,	October 31,
	2013	2013	2012
ASSETS

Cash and cash equivalents	$163,146	$167,889	$164,813
Trade receivables	123,215	64,300	107,138
Inventories	175,542	164,354	169,668
Other current assets	35,429	37,556	34,339
Total current assets	497,332	434,099	475,958

Property, plant and equipment, net	46,512	44,501	35,541
Deferred income taxes	21,881	22,749	26,863
Other non-current assets	29,266	25,013	24,009
Total assets	$594,991	$526,362	$562,371

LIABILITIES AND EQUITY

Accounts payable	$36,620	$22,075	$29,770
Accrued liabilities	51,172	51,136	63,494
Deferred and current income taxes payable	15,272	275	12,842
Total current liabilities	103,064	73,486	106,106

Deferred and non-current income taxes payable	3,930	5,637	4,548
Other non-current liabilities	25,329	21,547	20,318
Noncontrolling interests	2,593	2,002	3,102
Shareholders' equity	460,075	423,690	428,297
Total liabilities and equity	$594,991	$526,362	$562,371

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	October 31,

	2013	2012
Cash flows from operating activities:
Net income	$44,248	$49,768
Depreciation and amortization	8,693	8,036
Other non-cash adjustments	1,898	(15,246)
Changes in working capital	(36,608)	(36,332)
Changes in non-current assets and liabilities	(1,615)	(436)
Net cash provided by operating activities	16,616	5,790

Cash flows from investing activities:
Capital expenditures	(11,895)	(6,524)
Proceeds from sale of an asset held for sale	2,196	-
Trademarks	(225)	(251)
Net cash (used in) investing activities	(9,924)	(6,775)

Cash flows from financing activities:
Dividends paid	(4,604)	(16,345)
Stock repurchase	(7,450)	-
Other financing	334	1,461
Net cash (used in) financing activities	(11,720)	(14,884)

Effect of exchange rate changes on cash and cash equivalents	285	(1,519)
Net change in cash and cash equivalents	(4,743)	(17,388)
Cash and cash equivalents at beginning of period	167,889	182,201

Cash and cash equivalents at end of period	$163,146	$164,813